Exhibit 99.1

Citizens Community Bancorp, Inc. EPS Increases 50% to $0.18 in Fiscal Third Quarter
2016 Year-Over-Year
Acquisition of Community Bank of Northern Wisconsin closed on May 16, 2016

EAU CLAIRE, WI, July 29, 2016 - Citizens Community Bancorp, Inc. (the "Company") (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank”), today reported fiscal third quarter 2016 earnings grew 58% to $967,000, or $0.18 per diluted share compared to $612,000, or $0.12 per diluted share one year earlier and were up 45% from $701,000, or $0.13 per diluted share, in the second quarter. Most recent earnings do not fully reflect the impact on earnings from the Community Bank of Northern Wisconsin (“CBN”) acquisition on May 16, 2016.

Total assets increased to $723.0 million at June 30, 2016, from $601.8 million as of March 31, 2016. Tangible book value per share was $11.20 per share as of June 30, 2016, versus $11.30 as of June 30, 2015. Nonperforming assets as a percentage of total assets was 0.71% at June 30, 2016, compared to 0.38% at March 31, 2016.

“The closing of the Community Bank of Northern Wisconsin transaction occurred on May 16, 2016. We continue to plan a smooth transition for our CBN clients and employees and we will begin to realize operational efficiencies once the conversion takes place in mid-August; including, allowing us to close one CCF Bank branch in the Rice Lake Walmart. Since joining the Company on June 24, 2016, I have accelerated my knowledge of our business and will be focusing on the diversification of our lending and deposit gathering activities and operational efficiencies to strengthen our franchise and improve shareholder returns,” said Stephen Bianchi, President and Chief Executive Officer.

Fiscal Third Quarter 2016 Financial Highlights: (at or for the periods ended June 30, 2016, compared to September 30, 2015, June 30, 2015 and /or March 31, 2016.)

•
Earnings were $967,000, or $0.18 per diluted share for the fiscal third quarter of 2016 versus $612,000, or $0.12 per diluted share for the third fiscal quarter of 2015 and $0.13 per diluted share at March 31, 2016. For the nine months ended June 30, 2016, earnings increased 31% to $2.53 million or $0.48 per diluted share versus $1.92 million, or $0.37 per diluted share for the comparable period one year earlier.

•	The net interest margin was 3.27% for the fiscal third quarter of 2016 compared to 3.28% as of March 31, 2016 and 3.31% as of June 30, 2015.

•
Total assets increased to $723.0 million at June 30, 2016, from $601.8 million at March 31, 2015 and $565.9 million at June 30, 2015, due largely to the acquisition of CBN, which added $167 million in assets.

•	Total net loans increased to $577.8 million at June 30, 2016, from $460.2 million at March 31, 2016 including $112 million in acquired loans

•	Total deposits increased to $585.2 million from $473.8 million relative to March 31, 2016, including $151 million in acquired deposits.

•	Nonperforming assets represented 0.71% of total assets at June 30, 2016, compared to 0.38% at March 31, 2016. The increase was mostly due to acquired assets.

•	Loan and lease losses allowance totaled 1.07% of total loans or 1.32% net of acquired loans at June 30, 2016, compared to 1.35% one quarter earlier.

•
Bank capital ratios as of June 30, 2016, continued to remain well above the newly implemented regulatory “well-capitalized” minimum levels and include the newly implemented common equity tier 1 capital to risk- weighted assets ratio:

•	Total capital to risk-weighted assets was 14.2% versus 16.5% at September 30, 2015.

•	Tier 1 capital to risk-weighted assets was 13.0% versus 15.3% at September 30, 2015.

•	Common equity tier 1 capital to risk-weighted assets was 13.0% versus 15.3% at September 30, 2015.

•	Tier 1 leverage to adjusted total assets was 9.2% versus 10.4% at September 30, 2015.

•	Tangible book value was $11.20 per share at June 30, 2016, compared to $11.30 per share a year ago.

Balance Sheet and Asset Quality Review

The Company's total asset base was $723.0 million at June 30, 2016, compared to $601.8 million at March 31, 2016 and $580.1 million at September 30 30, 2015. Total net loans increased to $577.8 million at June 30, 2016, from $460.2 million at March 31, 2016 due largely to acquired loans. Total deposits increased to $585.2 million at June 30, 2016, from $473.8 million at March 31, 2016. Non-certificate accounts represented 48% of total deposits, while certificates of deposit represented 52% of total deposits at June 30, 2016. Non-interest bearing deposits represent 8% of total deposits. At June 30, 2016, the net loan/deposit ratio was 98.7%.

Federal Home Loan Bank ("FHLB") advances and other borrowings totaled $69.9 million at June 30, 2016, compared to $61.5 million in the previous quarter. To facilitate the purchase of CBN, the Company obtained an adjustable-rate, $11.0 million loan with a maturity date of May 15, 2021.

Nonperforming assets ("NPAs"), which included $210,000 of non-accruing troubled debt restructurings that are in compliance with their restructured terms, totaled $5.1 million at June 30, 2016, compared to $2.6 million one year earlier. At June 30, 2016, NPAs represented 0.71% of total assets and included only $911,000 in foreclosed assets. The increase in nonperforming assets was largely related to the acquisition of CBN.

The allowance for loan and lease losses at June 30, 2016, totaled $6.2 million and represented 1.07% of total loans and leases. Total allowance relative to total nonperforming loans was 148.3% at June 30, 2016, compared to 426.2% at March 31, 2016 and 395.3% at June 30, 2015.

Tangible common stockholders' equity was 8.17% of tangible assets at June 30, 2016, compared to 10.19% at March 31, 2016. Tangible book value per common share was $11.20 at June 30, 2016.

Capital ratios continued to remain well above regulatory requirements with Tier 1 capital to risk-weighted assets of 13.0% at June 30, 2016, while the ratio of Tier 1 capital to total adjusted assets was 9.2%. These regulatory ratios were higher than the required minimum levels of 6.00% for Tier 1 capital to risk-weighted assets and 4.00% for Tier 1 capital to total adjusted assets.

Review of Operations

For the fiscal third quarter ending June 30, 2016, the Company's operations did not fully reflect the impact on earnings from the CBN acquisition. Net interest income increased to $5.2 million for the fiscal third quarter of 2016, compared to $4.4 million for the same period in the previous year, and $4.6 million in the preceding quarter ended March 31, 2016. The net interest margin was 3.27% for the fiscal third quarter of 2016, compared to 3.28% at March 31, 2016 and 3.31% at June 30, 2015.

Provision for loan losses reflect prudent reserves established for the loan portfolio, economic conditions and historical charge-off activity. No provisions were booked for the fiscal second and third quarters of 2016, compared to $150,000 for the fiscal third quarter of 2015. Gross charge-offs were $142,000 for the fiscal third quarter of 2016, versus $184,000 in the second quarter of fiscal 2016. Recoveries totaled $75,000 in the fiscal third quarter of 2016 versus $46,000 in the second quarter of fiscal 2016.

Noninterest income totaled $1.0 million for the fiscal third quarter of 2016, compared to $810,000 in the fiscal second quarter of 2016. Fees on deposits totaled $410,000 for the fiscal third quarter of 2016 versus $331,000 for the second quarter of fiscal 2016. Total noninterest expense was $4.7 million in the current quarter compared to $4.4 million for the quarter ended March 31, 2016. The current quarter reflects the addition of new employees related to the CBN acquisition. Compensation and employee benefits totaled $2.4 million for the fiscal third quarter of 2016, versus $2.2 million in the previous quarter.

These financial results are preliminary until the Form 10-Q is filed in August 2016.

About the Company

Citizens Community Federal N.A., a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service national bank based in Altoona, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 21 branch locations. The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; the Bank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing the Bank; the Bank’s ability to implement its cost-savings and revenue enhancement initiatives, including costs associated with its branch consolidation and new market branch growth initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting the Bank; fluctuation of the Company’s stock price; the Bank's ability to attract and retain key personnel; the Bank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2015 filed with the Securities and Exchange Commission on December 7, 2015. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.

Contact: Steve Bianchi, CEO
(715)-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
June, 2016 (unaudited) and September 30, 2015 (derived from audited financial statements)
(in thousands, except share data)

	June 30, 2016	September 30, 2015
Assets
Cash and cash equivalents	$21,345	$23,872
Other interest-bearing deposits	745	2,992
Investment securities (available for sale securities at fair value of $84,508 and $79,921, and held to maturity securities at cost of $7,163 and $8,012 at March 31, 2016 and September 30, 2015, respectively)	91,671	87,933
Non-marketable equity securities, at cost	5,034	4,626
Loans receivable	584,046	450,510
Allowance for loan losses	(6,236)	(6,496)
Loans receivable, net	577,810	444,014
Office properties and equipment, net	5,576	2,669
Accrued interest receivable	1,971	1,574
Intangible assets	917	104
Goodwill	4,003	—
Foreclosed and repossessed assets, net	911	902
Other assets	13,026	11,462
TOTAL ASSETS	$723,009	$580,148
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$585,224	$456,298
Federal Home Loan Bank advances	58,874	58,891
Other borrowings	11,000
Other liabilities	4,316	4,424
Total liabilities	659,414	519,613
Stockholders' equity:
Common stock— $0.01 par value, authorized 30,000,000, 5,240,114 and 5,232,579 shares issued and outstanding, respectively	52	52
Additional paid-in capital	54,793	54,740
Retained earnings	8,144	6,245
Unearned deferred compensation	(179)	(288)
Accumulated other comprehensive income (loss)	785	(214)
Total stockholders' equity	63,595	60,535
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$723,009	$580,148

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
Three and Nine Months Ended June 30, 2016 and 2015
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest and dividend income:
Interest and fees on loans	$6,072	$5,304	$16,623	$16,275
Interest on investments	402	317	1,267	998
Total interest and dividend income	6,474	5,621	17,890	17,273
Interest expense:
Interest on deposits	1,081	947	2,988	2,845
Interest on FHLB borrowed funds	167	148	496	476
Interest on other borrowed funds	47	—	47	—
Total interest expense	1,295	1,095	3,531	3,321
Net interest income	5,179	4,526	14,359	13,952
Provision for loan losses	—	150	75	535
Net interest income after provision for loan losses	5,179	4,376	14,284	13,417
Non-interest income:
Net gains on available for sale securities	43	13	47	60
Service charges on deposit accounts	410	423	1,164	1,273
Loan fees and service charges	302	276	886	923
Other	258	219	676	633
Total non-interest income	1,013	931	2,773	2,889
Non-interest expense:
Salaries and related benefits	2,378	2,195	6,784	6,548
Occupancy	554	589	1,835	2,073
Office	350	317	864	825
Data processing	445	393	1,274	1,177
Amortization of core deposit intangible	31	15	66	43
Advertising, marketing and public relations	174	126	456	410
FDIC premium assessment	86	98	255	306
Professional services	182	251	574	840
Other	453	374	1,006	1,049
Total non-interest expense	4,653	4,358	13,114	13,271
Income before provision for income taxes	1,539	949	3,943	3,035
Provision for income taxes	572	337	1,415	1,112
Net income attributable to common stockholders	$967	$612	$2,528	$1,923
Per share information:
Basic earnings	$0.18	$0.12	$0.48	$0.37
Diluted earnings	$0.18	$0.12	$0.48	$0.37
Cash dividends paid	$—	$—	$0.12	$0.08